Neos ETF Trust 485BPOS

Exhibit 99.28(m)

RULE 12b-1 DISTRIBUTION AND SERVICE PLAN

1.            The Trust. NEOS ETF Trust (the “Trust”) is an open-end management investment company registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”), and is authorized to issue separate series (each such series is referred to herein as a “Fund” and collectively the “Funds”).

2.             The Plan. The Trust desires to adopt a Rule 12b-1 Distribution and Service Plan pursuant to Rule 12b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds which are identified on Exhibit A hereof, as it may be amended from time to time to add or remove a Fund or Funds, and the Board of Trustees of the Trust (the “Board of Trustees”) has determined that there is a reasonable likelihood that adoption of this Distribution and Service Plan (the “Plan”) will benefit each such Fund (the “Designated Fund”) and its holders of Shares. Accordingly, each Designated Fund hereby adopts this Plan in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions (capitalized terms not otherwise defined herein have the meanings assigned thereto in the Funds’ registration statement under the 1940 Act and under the Securities Act of 1933, as amended, as such registration statement is amended by any amendments thereto at the time in effect).

3.            The Distributor. The Trust has entered into a written Distribution Agreement with Foreside Fund Services LLC (the “Distributor”), pursuant to which the Distributor will act as the exclusive distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares as described in the Funds’ registration statement (“Creation Units”) of each Fund.

4.            Payments.

(a)             The Trust may pay a monthly fee not to exceed 0.25% per annum of each Fund’s average daily net assets to reimburse the Distributor for actual amounts expended to finance any activity primarily intended to result in the sale of Creation Units of each Fund or the provision of investor services, including but not limited to (i) delivering copies of the Trust’s then-current prospectus to prospective purchasers of such Creation Units; (ii) marketing and promotional services including advertising; (iii) facilitating communications with beneficial owners of shares of the Fund; and (iv) such other services and obligations as are set forth in the Distribution Agreement. Such payments shall be made within ten (10) days of the end of each calendar month. The determination of daily net assets shall be made at the close of business each day throughout the month and computed in the manner specified in the then current Prospectus for the determination of the net asset value of Creation Units.

(b)             Distribution expenses incurred in any one year in excess of 0.25% of each Fund’s average daily net assets may be reimbursed in subsequent years subject to the annual 0.25% limit and subject further to the approval of the Board of Trustees including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act) and who have no direct or indirect financial interest in the operation of this Plan or in any agreement related to this Plan (the “Independent Trustees”).

(c)             The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under Section 4(a) hereof.

5.              Effective Date. This Plan shall become effective upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

6.              Term. This Plan shall, unless terminated as hereinafter provided, remain in effect with respect to the Designated Fund for one year from its effective date and shall continue thereafter, provided that its continuance is specifically approved at least annually by a vote of both a majority of the Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on this Plan.

7.              Amendment. This Plan may be amended at any time by the Board of Trustees, provided that (a) any amendment to increase materially the amount to be spent for the services provided for in Section 4 hereof shall be effective only upon approval by a vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund, and (b) any material amendment of this Plan shall be effective only upon approval by a vote of both a majority of the Board of Trustees and a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such amendment.

8.              Termination. This Plan may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities (as such term is defined in the 1940 Act) of the Designated Fund. In the event of termination or non-continuance of this Plan, the Trust may reimburse any expense which it incurred prior to such termination or non-continuance, provided that such reimbursement is specifically approved by both a majority of the Board of Trustees and a majority of the Independent Trustees.

9.              Assignment. This plan will not be terminated by an assignment; however, an assignment will terminate any agreement under the plan involving any such assignment.

10.            Reports. While this Plan is in effect, the Distributor shall provide to the Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

11.            Records. The Trust shall preserve copies of this Plan, each agreement related hereto and each report referred to in Section 10 hereof for a period of at least six years from the date of the Plan, agreement and report, the first two years in an easily accessible place.

12.            Independent Trustees. While this Plan is in effect, the selection and nomination of Independent Trustees shall be committed to the discretion of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act).

13.            Severability. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

Plan adopted, as amended: June 20, 2024

EXHIBIT A

(as of June 20, 2024)

1.	FIS Christian Stock Fund
2.	FIS Knights of Columbus Global Belief ETF
3.	Kurv Yield Premium Strategy Amazon (AMZN) ETF
4.	Kurv Yield Premium Strategy Apple (AAPL) ETF
5.	Kurv Yield Premium Strategy Google (GOOGL) ETF
6.	Kurv Yield Premium Strategy Microsoft (MSFT) ETF
7.	Kurv Yield Premium Strategy Netflix (NFLX) ETF
8.	Kurv Yield Premium Strategy Tesla (TSLA) ETF
9.	Kurv Yield Premium Strategy Goldman Sachs (GS) ETF
10.	Kurv Yield Premium Strategy UnitedHealth Group (UNH) ETF
11.	Kurv Yield Premium Strategy Visa (V) ETF
12.	Kurv Yield Premium Strategy Walmart (WMT) ETF
13.	Kurv Yield Premium Strategy Walt Disney (DIS) ETF
14.	Kurv Yield Premium Strategy ExxonMobil (XOM) ETF
15.	Kurv Yield Premium Strategy JPMorgan (JPM) ETF
16.	Kurv Yield Premium Strategy C3.ai (AI) ETF
17.	Kurv Yield Premium Strategy Boeing (BA) ETF
18.	Kurv Yield Premium Strategy Bank of America (BAC) ETF
19.	Kurv Yield Premium Strategy Chevron (CVX) ETF
20.	Kurv Yield Premium Strategy Ford (F) ETF
21.	Kurv Yield Premium Strategy Coca Cola (KO) ETF
22.	Kurv Yield Premium Strategy Meta (META) ETF
23.	Kurv Yield Premium Strategy NVIDIA (NVDA) ETF
24.	Kurv Yield Premium Strategy Palantir (PLTR) ETF
25.	Mast Global Battery Recycling & Production ETF
26.	NEOS Enhanced Income 1-3 Month T-Bill ETF
27.	NEOS Enhanced Income Aggregate Bond ETF
28.	NEOS Nasdaq-100(R) Hedged Equity Income ETF
29.	NEOS Nasdaq-100(R) High Income ETF
30.	NEOS Russell 2000 High Income ETF
31.	NEOS S&P 500(R) High Income ETF
32.	NEOS Bitcoin High Income ETF